EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of California Micro Devices Corporation (the "Company") pertaining to the Company's (a) VP Sales Option Program, (b) VP Finance & Administration and CFO Option Program, (c) 1995 Stock Option Plan, as amended, and (d) 1995 Non-Employee Directors' Stock Option Plan, as amended, of our report dated April 25, 2001, with respect to the financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.


                                             /s/ ERNST & YOUNG LLP

San Jose, California
May 13, 2002



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